Exhibit 21.1

KBR, INC.

Subsidiaries of Registrant as of December 20, 2005

NAME OF COMPANY	STATE OR COUNTRY OF INCORPORATION

BITC (US) LLC	Delaware

Brown & Root Toll Road Investment Partners, Inc.	Delaware

Devonport Management Limited	United Kingdom, England & Wales

Devonport Royal Dockyard Limited	United Kingdom, England & Wales

HBR NL Holdings, LLC	Delaware

KBR Group Holdings, LLC	Delaware

KBR Holdings, LLC	Delaware

Kellogg Brown & Root Holding B.V.	The Netherlands

Kellogg Brown & Root Holdings Limited	United Kingdom, England & Wales

Kellogg Brown & Root Holdings (U.K.) Limited	United Kingdom, England & Wales

Kellogg Brown & Root Limited	United Kingdom, England & Wales

Kellogg Brown & Root LLC	Delaware

Kellogg Brown & Root Netherlands B.V.	The Netherlands

Kellogg Brown & Root Services, Inc.	Delaware